Exhibit 99

For Immediate Release
Kevin Kaastra
Vice President of Finance
Fremont Michigan InsuraCorp, Inc.
(231) 924-0300
or
Don Hunt, Noel Ryan
Investor Relations
Lambert, Edwards & Associates, Inc.
616-233-0500

Fremont Michigan InsuraCorp, Inc. Reports

Second Quarter 2007 Results

Fremont, Michigan, Aug 6, 2007 — Fremont Michigan InsuraCorp, Inc. (OTC BB: FMMH), a Michigan-based provider of property and casualty insurance, today announced net income of $1.1 million or $.63 per diluted share for the second quarter of 2007, compared to net income of $1.4 million or $.81 per diluted share in the second quarter of 2006.

For the first six months of 2007, the Company generated net income of $1.9 million or $1.09 per diluted share, compared to net income of $3.1 million or $1.76 per diluted share for the first half of 2006.

Direct premiums written increased 9.9% and 12% during the quarter and six months ended June 30, 2007, with the bulk of premium growth coming from personal auto and homeowner policies. At June 30, 2007, the Company’s book value per share was $21.22, up 6.4% from December 31, 2006 and 28.1% from June 30, 2006.

Richard E. Dunning, President and CEO stated, “We remain focused on growing our business profitably and executing our business plan. During the quarter and six months ended June 30, 2007 we delivered solid growth in written premium and generated strong underwriting profits across our four segments as well as double digit growth in net investment income. We are committed to delivering long-term shareholder value which is evident by the growth in book value per share of 28.1% since June 30, 2006.”

Consolidated Statement of Income

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Direct premiums written	$14,536,048	$13,221,896	$25,498,953	$22,774,771

Net premiums written	$12,019,732	$11,044,571	$20,651,541	$18,589,326

Net premiums earned	$10,600,198	$9,677,745	$20,865,491	$19,231,340
Loss and LAE	6,085,947	4,645,431	11,916,617	9,179,624
Policy acquisition and other underwriting expenses	3,754,452	3,360,114	7,602,586	6,668,260

Underwriting gain (loss)	759,799	1,672,200	1,346,288	3,383,456
Other revenue (expense) items
Net investment income	518,353	425,698	1,009,760	845,466
Net realized gains on investments	293,993	(22,792)	321,972	295,711
Other income	111,298	102,038	215,704	198,251
Interest expense	(50,580)	(50,580)	(101,160)	(127,243)

Total other revenue (expense) items	873,064	454,364	1,446,276	1,212,185

Income before federal income taxes	1,632,863	2,126,564	2,792,564	4,595,641
Federal income tax expense	(521,283)	(706,143)	(877,509)	(1,513,971)

Net income	$1,111,580	$1,420,421	$1,915,055	$3,081,670

Loss and LAE ratio	57.4%	48.0%	57.1%	47.7%
Policy acquisition and other underwriting expense ratio	35.4%	34.7%	36.4%	34.7%
Combined ratio	92.8%	82.7%	93.5%	82.4%

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FREMONT/Page2

Fremont said it continues to experience strong growth as a result of the rollout of Fremont Complete, the Company’s web-based rating platform, which allows agents to quote and issue personal auto, homeowner, marine and business-owner policies. The platform has been well received by Fremont’s agency force, significantly reducing the time it takes for agents to quote and bind policies, solidifying the Company’s relationship with agents.

Fremont also noted improvement in commercial production during the most recent quarter. At March 31, 2007 commercial premiums were down 4.6% due to soft market conditions. However, during the second quarter commercial lines production experienced positive growth of 0.7%, driven by a combination of strong agent relationships, a focus on soliciting target market commercial business as well as additional talent in the Company’s commercial department.

Net premiums earned for the 2007 second quarter and six months increased 9.5% and 8.5%, respectively. Our loss and LAE ratio for the 2007 quarter was 57.4% compared to 48.0% in 2006 and 57.1% for the six months in 2007 compared to 47.7% for the same period in 2006. The increase in loss ratio for the quarter was driven by increased fire losses, while the increase in the six-month loss ratio is a combination of both increased fire losses coupled with losses associated with the colder weather experienced during the first quarter 2007.

“The loss and LAE ratios experienced during 2006 were record setting,” stated Kevin Kaastra, Vice President. “While our June 30, 2007 quarter and year to date loss and LAE ratios are up compared to 2006, they reflect a return to a more normal level of loss experience and demonstrate our philosophy of adhering to our disciplined underwriting approach in the soft market.”

During the second quarter 2007, the Company generated a combined ratio of 92.8%, compared to 82.7% during the 2006 quarter. During the six months ended June 30, 2007, Fremont’s combined ratio was 93.5% compared to 82.4% during the same period in 2006. The increased combined ratio was driven by the higher losses experienced in 2007 coupled with an increased expense ratio.

The Company’s investment portfolio continues to perform well, as evidenced by a 21.8% and 19.4% increase in pre-tax net investment income for the quarter and six months ended June 30, 2007 over the prior year periods. The increase came primarily from the fixed maturity portfolio and is a result of an increased invested asset base and higher pre-tax yields during the 2007 periods. At June 30, 2007 the fixed maturity portfolio had a tax equivalent book yield of 5.12% compared to 4.68% at June 30, 2006.

Given the continued headlines regarding sub-prime mortgages, it is important to note that the Fremont’s portfolio does not hold any investments in this lower-tier sub-set of the mortgage-backed market. The Company looks to higher-quality pools that are well-diversified, avoiding any regional concentrations. As added protection, the majority of Fremont’s fixed maturity securities within the portfolio are agency-backed issues.

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc.

There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Fremont Michigan InsuraCorp, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Fremont Michigan InsuraCorp, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; change in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

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FREMONT MICHIGAN INSURACORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Unaudited)

	June 30, 2007	December 31, 2006
Assets
Investments:
Fixed maturities available for sale, at fair value	$42,547,679	$44,959,266
Equity securities available for sale, at fair value	11,935,345	11,689,756
Mortgage loans on real estate from related parties	257,292	260,808

Total investments	54,740,316	56,909,830
Cash and cash equivalents	7,872,738	4,598,843
Receivable from sale of investments	1,634,107	—
Premiums due from policyholders, net	7,831,013	7,528,683
Amounts due from reinsurers	7,926,126	7,883,153
Prepaid reinsurance premiums	252,782	404,016
Accrued investment income	466,780	447,411
Deferred policy acquisition costs	3,147,918	3,235,383
Deferred federal income taxes	2,939,005	3,070,713
Property and equipment, net of accumulated depreciation	2,006,786	1,771,323
Other assets	6,229	28,078

	$88,823,800	$85,877,433

Liabilities and Stockholders’ Equity
Liabilities:
Losses and loss adjustment expenses	$21,445,631	$20,176,555
Unearned premiums	21,277,585	21,463,019
Reinsurance balances payable	125,796	50,313
Accrued expenses and other liabilities	6,425,330	6,867,081
Surplus notes	2,890,288	2,890,288

Total liabilities	52,164,630	51,447,256

Commitments and contingencies
Stockholders’ Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 1,727,456 and 1,725,456 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	7,679,736	7,605,096
Retained earnings	27,426,468	25,511,413
Accumulated other comprehensive income	1,552,966	1,313,668

Total stockholders’ equity	36,659,170	34,430,177

Total liabilities and stockholders’ equity	$88,823,800	$85,877,433

FREMONT MICHIGAN INSURACORP, INC. AND SUBSIDIARY

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Net premiums earned	$10,600,198	$9,677,745	$20,865,491	$19,231,340
Net investment income	518,353	425,698	1,009,760	845,466
Net realized gains (losses) on investments	293,993	(22,792)	321,972	295,711
Other income, net	111,298	102,038	215,704	198,251

Total revenues	11,523,842	10,182,689	22,412,927	20,570,768

Expenses:
Losses and loss adjustment expenses, net	6,085,947	4,645,431	11,916,617	9,179,624
Policy acquisition and other underwriting expenses	3,754,452	3,360,114	7,602,586	6,668,260
Interest expense	50,580	50,580	101,160	127,243

Total expenses	9,890,979	8,056,125	19,620,363	15,975,127

Income before federal income tax expense	1,632,863	2,126,564	2,792,564	4,595,641
Federal income tax expense	521,283	706,143	877,509	1,513,971

Net income	$1,111,580	$1,420,421	$1,915,055	$3,081,670

Earnings per share
Basic	$.64	$.82	$1.11	$1.79
Diluted	$.63	$.81	$1.09	$1.76

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